Exhibit 10.1

Dated the 1st day of March 2023

SHAREHOLDERS’ AGREEMENT

relating to

MARSPROTOCOL TECHNOLOGIES PTE LTD

THIS SHAREHOLDERS’ AGREEMENT (“Agreement”) is made on the 1st day of March 2023,

AMONG:

(1)	BIT DIGITAL SINGAPORE PTE LTD (Singapore Unique Entity No. 202122810K), a company incorporated in Singapore with its registered address at 120 Robinson Road, #13-01, Singapore 068913 (“Bit Digital”);

AND:

(2)	SAVING DIGITAL PTE LTD (Singapore Unique Entity No. 202122238R), a company incorporated in Singapore with its registered address at 103 Tampines Street 86, #03-06, The Alps Residences, Singapore 528576 (“Saving Digital”);

AND:

(3)	MARSPROTOCOL TECHNOLOGIES PTE LTD (Singapore Unique Entity No. 202303146Z), a company incorporated in Singapore with its registered address at 987 Serangoon Road, Singapore 328147 (“Company”)

(individually a “Party”, and collectively the “Parties”)

WHEREAS:

(A)	The Company is a private company limited by shares;

(B)	As of the date of this Agreement:

(i)	The Company issued and allotted 300,000 shares at SGD 1 each;

(ii)	Bit Digital holds 120,000 shares, or 40%, of the capital of the Company; and

(iii)	Saving Digital holds 180,000 shares, or 60%, of the capital of the Company;

and

(C)	The Parties have agreed to regulate the affairs of the Company and the respective rights and obligations of Bit Digital and Saving Digital (collectively, the “Shareholders”) on the one hand, and the Company on the other hand, on the terms and subject to the conditions of this Agreement,

NOW IT IS HEREBY AGREED as follows:

1.	PURPOSE/BUSINESS OF THE COMPANY

1.1.	The primary activities of the Company shall be in the Staking as a Service business (“StaaS”), or as may from time to time be determined by the unanimous consent of all shareholders in the Company.

2.	SHARE CAPITAL

2.1.	Each Shareholder shall pay to the Company the full amount of their subscribed and allotted shares within one month from the date of a written notice from the Company to pay the said amount(s). Bit Digital shall pay SGD 120,000 and Saving Digital shall pay SGD 180,000.

2.2.	If a Shareholder (the “Defaulting Shareholder”) fails to pay the full amount of their subscribed and allotted shares as set forth in the preceding clause within the timeframe specified in the preceding clause, the Company shall have the right to impose interest against the Defaulting Shareholder on the unpaid amount at a rate of [0.5%] above daily prime rate of any local bank from the date on which such payment is due or extension thereof, until the Directors by a resolution serve a notice of forfeiture of shares of the Defaulting Shareholder.

2.3.	Such forfeiture in the preceding clause shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeited share could be sold or otherwise disposed of. Such disposition or sale shall be on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit, provided that the foregoing shall be without prejudice to any other rights of the other parties hereto.

2.4.	For the avoidance of doubt, the Company shall be entitled to use all monies paid by a Shareholder and all subsequent shareholders as working capital of the Company.

3.	MANAGEMENT OF THE COMPANY

Management

3.1.	The Company shall be managed by its Board of Directors (“Board”), including but not limited to the business of the Company as set out in Clause 1 as well as decisions and/or policies relating to key management personnel and/or employees of the Company.

4.	BOARD OF DIRECTORS

Number

4.1.	Unless otherwise agreed upon by the Shareholders in writing, the Board shall consist of not more than 3 directors (individually a “Director”, and collectively the “Directors”).

Composition

4.2.	The Board shall consist of:

(a)	one Director appointed by Bit Digital;

(b)	one Director appointed by Saving Digital;

(c)	one Director who is ordinarily resident in Singapore, who shall be appointed by shareholder(s) holding a simple majority of shares of the Company for the time being; and

(d)	any Director more than a third person shall require mutual approval of the Shareholders.

Right of Appointment and Removal

4.3.	The right of appointment conferred on a Shareholder under Clause 4.2 shall include the right of that Shareholder, upon written notice to the other Shareholders, to remove at any time from office such person appointed by that Shareholder as a Director and the right of that Shareholder to determine the period during which such person shall hold office as a Director of the Company.

Notice in Writing

4.4.	Each appointment or removal of a Director pursuant to the preceding Clause 4.3 shall be in writing and signed by or on behalf of the Shareholder concerned and shall be delivered to the registered office of the Company.

Further Director

4.5.	Whenever and for any reason a person appointed by a Shareholder ceases to be a Director, that Shareholder shall be entitled to appoint forthwith another Director.

Chairman

4.6.	The Chairman of the Board shall be appointed by shareholder(s) holding a simple majority of shares of the Company.

4.7.	The Chairman shall not be entitled to a second or casting vote at any meeting of the Board or at any general meeting of the Company.

Meetings of Directors

4.8.	The Directors shall hold meetings of the Directors at such time, place and frequency as the Board may decide from time to time. Any Director may call a meeting of the Directors.

4.9.	Each of the Directors shall be entitled to receive not less than seven (7) days’ written notice of all meetings of the Directors (or such shorter period of notice in respect of any particular meeting as may be agreed jointly by all the Directors) specifying the date, time and place of the meeting and the business to be transacted thereat.

4.10.	The quorum at a meeting or adjourned meeting of Directors necessary for the transaction of any business of the Company shall be two (2) Directors. In the event that a meeting of Directors duly convened cannot be held for lack of quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place and at least three (3) days’ notice shall be given to the Directors in relation to such adjourned meeting.

4.11.	Subject to any matters stated in this clause, all resolutions of the Directors at a meeting or adjourned meeting of the Directors shall be adopted by a simple majority vote of the Directors present.

4.12.	A resolution in writing signed by all of the Directors for the time being or their alternates shall be as valid and effectual as if it had been passed at a meeting of Directors duly called and constituted. Any such resolution may consist of several documents in like form, each signed by one or more of the Directors. The expressions “in writing” and “signed” include approval by email, cable, normal mail, wireless or facsimile transmission.

4.13.	The Directors may participate in a meeting of the Directors by means of a conference telephone or a video conference telephone or similar communications equipment by which all persons participating in the meeting are able to hear and be heard by all other participants without the need for a Director to be in the physical presence of another Director(s) and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting.

4.14.	The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum as stated in this clause at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held. A meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one of the Directors present at the meeting was at that place for the duration of the meeting.

Reserved matters

4.15.	The following matters shall require the prior consent of the simple majority of the Shareholders:

4.15.1.	Dealings in (sale, lease, transfer, purchase, mortgaging or charging) land, building and/or other assets by or on behalf of the Company;

4.15.2.	Giving of guarantees by the Company of any amount;

4.15.3.	Acquisition of shares in other companies or participation in any joint ventures by or on behalf of the Company;

4.15.4.	Creation of any indebtedness for or on behalf of the Company in excess of US$100,000,000;

4.15.5.	Creation of security over any assets of the Company;

4.15.6.	Appointment or removal, and determining the scope of the authority, of any chief executive or managing director of the Company;

4.15.7.	Appointment or removal of auditors; and

4.15.8.	All and any borrowings or loans by the Company from any bank or financial institution.

Deadlock

4.16.	In the event that the Board is unable to make a decision and/or pass a resolution due to a deadlock, the deadlock shall be resolved by convening a meeting of the Shareholders or by passing a shareholders’ resolution by written means to resolve the deadlock by a simple majority vote If there still remains a deadlock thereafter, the deadlock shall be resolved in accordance with Clause 24 of this Agreement.

5.	GENERAL MEETINGS

Quorum

5.1.	Unless longer notice is required by law, each Shareholder shall be entitled to receive not less than 14 days’ written notice of all general meetings (or such shorter period of notice in respect of any particular meeting as may be agreed jointly by the Shareholders) specifying the date, time and place of the meeting and the business to be transacted thereat.

5.2.	The quorum at a general meeting, or adjourned meeting, of the Company necessary for the transaction of any business of the Company shall be one or more shareholders of the Company holding no less than 50% of the Company’s outstanding shares for the time being, present in person or by proxy. In the event that a general meeting of the Company duly convened cannot be held for lack of a quorum, the meeting shall be adjourned to the same place and at least three days’ notice shall be given to the Shareholders in relation to such adjourned meeting.

Voting

5.3.	Subject to any additional requirements specified by the Act and matters stated in clause 5.5, all resolutions of the Shareholders shall be adopted by a simple majority vote of the shareholders present and voting.

Chairman

5.4.	The chairman of the board shall preside as chairman at every general meeting, but if there be no such chairman, or if at any meeting he shall not be present within fifteen (15) minutes after the time appointed for holding the meeting, or shall be unwilling to act as chairman, the members present shall choose a chairman from among those directors present and willing to act, and otherwise they shall choose some member present to be chairman of the meeting.

Unanimous consent of the Shareholders

5.5.	Subject to provisions of the Companies Act and as otherwise set forth in this Agreement, the following matters shall be unanimously approved by the Shareholders in a general meeting or by resolution of written means:

5.5.1.	Increase or reduction in the registered or issued capital of the Company;

5.5.2.	Issuance and allotment of new shares;

5.5.3.	Changes in the nature or scope of the business of the Company;

5.5.4.	Amalgamation or merger with another company or other companies;

5.5.5.	Changes to the Memorandum and Articles of Association of the Company.

6.	DIVIDENDS

Each shareholder of the Company shall be entitled to receive dividends and distributions payable on the Ordinary Shares on an as-converted basis as and when declared by the Board. For this purpose, the Board shall convene a meeting on a yearly basis to declare any dividends and distributions payable on such annual profits (if any) accrued by the Company.

7.	DEALING AND TRANSFER OF SHARES

7.1.	No Shareholder shall transfer all or any part of the shares held by it in the capital of the Company or otherwise sell, dispose of or deal with all or any part of its interest in such shares unless prior approval and consent of the Company has been obtained. Such approval and consent shall not be unreasonably withheld by the Company.

7.2.	No Shareholder shall, without the prior written consent of the Company in a general meeting or by resolution of written means, create or have outstanding any pledge, lien, charge or other encumbrance or security interest on or over any shares in the capital of the Company or any part of its interest in such shares.

7.3.	Every Shareholder who desires to transfer any share or all of its shares (“Transferring Shareholder”) shall give to the Company and the Shareholders other than the Transferring Shareholder, notice in writing of such desire, and such notice (“Transfer Notice”) shall specify:

7.3.1.	the number of shares (individually a “Sale Share”, and collectively the “Sale Shares”) proposed to be sold and transferred;

7.3.2.	the price fixed by the Transferring Shareholder for the sale of each such Sale Share;

7.3.3.	the other terms and conditions of such sale (if any); and

7.3.4.	the identity of the person to whom the Transferor proposes to transfer such Sale Shares.

Right of first refusal

7.4.	No Transferring Shareholder shall sell or transfer any Sale Shares to any third party unless the Sale Shares are first offered to the other shareholders of the Company (“Other Shareholders”) on a pro rata basis at a price and on terms no less favorable than those offered to any third party. The Other Shareholders of the Company to whom the Sale Shares are offered shall have the right to purchase such Sale Shares or part thereof within 14 days of receipt of the offer. If the Other Shareholders do not exercise their right of first refusal in accordance with this clause, the Transferring Shareholder may then sell the Sale Shares to a third party.

Tag-along rights

7.5.	After the right of first refusal process as set out in Clause 7.4 above, the Other Shareholders shall, in the event of a sale by the Transferring Shareholder (the “Selling Shareholder”) to a third party (“Tag-Along Purchaser”), have the right (“Tag-Along Right”), within a period of 30 days after receipt of the Transfer Notice, to require the Selling Shareholder to include their shares (the “Tag-Along Shares”) in the sale to the Tag-Along Purchaser on the same terms and conditions as the Offered Shares.

7.6.	Following the expiry of the period as set out in the preceding clause in respect of the Tag-Along Right, the Selling Shareholder shall be entitled to sell to the Tag-Along Purchaser on the terms notified to the Other Shareholders a number of shares not exceeding the number specified in the Transfer Notice less any shares which the Other Shareholders have indicated they wish to sell, provided that at the same time the Tag-Along Purchaser (or another person) purchasers from the Other Shareholders the number of shares they have respectively indicated they wish to sell on terms no less favourable than those obtained by the Selling Shareholder to the Tag-Along Purchaser.

Drag-along rights

7.7.	In the event that the shareholders of the Company holding no less than 50% of the Company’s shares (the “Majority Shareholder(s)”) desire to sell the Company and have entered into a binding agreement with a third party (the “Drag Purchaser”) to sell all of the Company’s outstanding shares:

7.7.1.	The Majority Shareholder(s) shall have the right to require the other shareholders (the “Dragged Shareholders”) to participate in such sale (“Drag Sale”) by selling their shares to the Drag-Along Purchaser on the same terms and conditions as set forth in the agreement between the Majority Shareholder(s) and the Drag-Along Purchaser; and

7.7.2.	The Dragged Shareholders shall use all efforts and cooperate to facilitate such sale and to transfer their shares in the Company to the Drag-Along Purchaser in accordance with the terms of the agreement between the Majority Shareholder(s) and the Drag-Along Purchaser.

7.8.	Within 5 days of the Company sending a notice (the “Drag-Along Notice”) to the Dragged Shareholders requiring them to participate in the Drag Sale, each Dragged Shareholder shall deliver to the Company:

7.8.1.	duly executed share transfer form(s) for its shares in favour of the Drag Purchaser;

7.8.2.	the relevant share certificate(s) (or a duly executed indemnity for lost certificate in a form acceptable to the Board); and

7.8.3.	duly executed sale agreement, if applicable, in the form specified in the Drag-Along Notice or as otherwise specified by the Company.

7.9.	On completion of the Drag Sale, the Company shall pay or transfer to each Dragged Shareholder, on behalf of the Drag Purchaser, the consideration due to each Dragged Shareholder to the extent that the Drag Purchaser has paid, allotted or transferred such consideration to the Company pursuant to the Drag Sale.

Deed of ratification and accession

7.10.	Notwithstanding anything contained in this clause, it shall be a condition precedent to the right of the Transferor to transfer shares in the capital of the Company to any person (including a Shareholder) (the “Transferee”) that the Transferee (if not already bound by the provisions of this Agreement) executes, in such form as may be reasonably required by and agreed with the other Shareholders, a deed of ratification and accession under which the Transferee shall agree to be bound by and shall be entitled to the benefit of this Agreement as if an original party hereto in place of, or in addition to, the Transferor.

8.	RESTRICTIVE COVENANTS

8.1.	For the purpose of this clause:

8.1.1.	“Relevant Capacity” means a Shareholder’s own account or for that of any person, firm or company and whether through the medium of any company controlled by the person or as principal, partner, director, employee, consultant or agent;

8.1.2.	“Relevant Period” means, in relation to each Shareholder, the period during which such Shareholder is and remains a Shareholder and for a period of 3 years after such Relevant Person ceases to be a Shareholder;

8.1.3.	“Relevant Territories” means Asia.

8.2.	Each Shareholder hereby severally undertakes and covenants with the other Shareholder that the Shareholder shall not, in any Relevant Capacity, directly or indirectly, during the Relevant Period, carry on, be engaged in or be economically interested in any business in any of the Relevant Territories, which is of the same as or a similar type of, or which is in competition with, the business of the Company.

9.	FINANCIAL STATEMENTS

9.1.	The Company shall:

9.1.1.	cooperate with Saving Digital to provide its audited financial statements within 120 days from the end of its financial year; and

9.1.2.	also cooperate as reasonably required by Saving Digital for the consolidation and delivery of its financial statements.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1.	All intellectual property rights developed by or on behalf of the Company shall be the property of the Company, except for any intellectual property rights specifically contributed by a shareholder which shall remain the property of that shareholder.

10.2.	Each shareholder shall inform the Company of any intellectual property rights contributed by such shareholder and the Company shall not assert any ownership or control over such intellectual property rights.

10.3.	The Company shall have the right to use such intellectual property rights contributed by a shareholder only for the purpose of conducting the business of the Company and shall not have the right to sub-license or transfer such rights without the express written consent of the shareholder to whom such intellectual property rights belong.

11.	REPRESENTATIONS AND WARRANTIES

11.1.	Each Party represents and warrants to the other Parties that as at the date of this Agreement:

11.1.1.	each Party has the full legal right and power and all authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder;

11.1.2.	this Agreement has been duly authorized, executed and delivered by each Party and constitutes valid and binding obligations of each Party enforceable in accordance with its terms;

11.1.3.	the execution, delivery and performance of this Agreement by each Party and the consummation of any contemplated transactions hereunder does not and will not:

(a)	require the approval, permit or consent of any governmental body, or required by any applicable law, or the approval or consent of any other person, or if such approval or consent is required, it has already been obtained as of the date of this Agreement;

(b)	conflict with or result in any breach or violation of any of the terms and conditions of, or constitute a default under any applicable law, regulation or court order or any contract to which it is a party or by or to which it is bound or subject; and

(c)	violate any law, regulation or court order against, or binding upon, it or upon its securities, properties or business;

and

11.1.4.	there are no litigation, arbitration or administrative proceedings current or pending or, to the best of knowledge of that Party, threatened which:

(a)	would restrict that Party’s entry into, exercise of its rights under, performance or enforcement of, or compliance with, its obligations under this Agreement; or

(b)	has or could have a material adverse effect on the condition (financial or otherwise) of the business, assets, results or prospects of that Party.

11.2.	Each of the warranties given in Clause 11.1 (individually a “Warranty”, and collectively the “Warranties”) shall be true and correct as at the date of this Agreement.

11.3	NO OTHER REPRESENTATIONS OR WARRANTIES; NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 11, (A) NEITHER PARTY TO THIS AGREEMENT, NOR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF PERFORMANCE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 11 OF THIS AGREEMENT.

12.	INDEMNITY

12.1.	Without prejudice to any other rights, claims and remedies available, each Party shall, subject to Clause 12.2, fully indemnify each other Party on demand against any and all losses, liabilities, fees and costs (including reasonable legal fees and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands which any Party may at any time and from time to time sustain, incur or suffer as a result of or arising out of any breach by a Party of any of its or his / her Warranties, covenants or other obligations under this Agreement.

12.2.	The indemnities in Clause 12.1 shall not apply:

12.2.1.	in the event that a claim arises out of or in connection with:

(a)	the enactment or amendment of any legislation, statute, directive, judgement, decree or such other law or regulation after the date of this Agreement;

(b)	a change in the judicial or administrative interpretation of any legislation, statute, directive, judgement, decree or such other law or regulation after the date of this Agreement;

(c)	a change in, or the withdrawal of, the practice or policy of any governmental authority (including the taxing practice(s) of any taxing authority), introduced or having effect after the date of this Agreement;

12.2.2.	to the extent that a claim arises from any act or omission that was made with the approval or direction of the Party who wishes to be indemnified;

12.2.3.	to the extent that a claim arises from any act or omission that is expressly permitted by this Agreement or any other document contemplated by it; or

12.2.4.	to the extent that the claim is for indirect, special, punitive, consequential, incidental or exemplary damages, save in relation to those which are within the reasonable contemplation of the Parties as at the date of this Agreement.

12.3.	For the avoidance of doubt, nothing in this Agreement shall prejudice a Party’s common law duty to mitigate any loss suffered by it as a result of or arising out of any breach by a Party of any of its or his / her Warranties, covenants or other obligations under this Agreement.

13.	CONFIDENTIALITY

Each Party hereto undertakes and agrees with every other Party both for the duration of this Agreement and for a two-year period after its termination to keep confidential and take such steps as lie within its powers to procure that all its respective employees and associated companies and all other persons under its control or performing services to the Company to whom confidential information is disclosed to keep confidential all matters pertaining to the activities of the Company or proprietary information or other information of the Company of a confidential nature, unless such disclosure is required by law, investigation authorities or order of the court.

14.	ACCOUNTS

The Directors shall cause to be kept full and proper books of account and record relating to the Company and such books and all documents of records shall be available at all times with prior appointment for inspection by the duly appointed persons of the Shareholders at the registered office of the Company.

15.	SUPREMACY OF THIS AGREEMENT

In the event that there is any conflict between the provisions of the Constitution of the Company and the provisions of this Agreement, the provisions of this Agreement shall prevail.

16.	REMEDIES

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

17.	SEVERANCE

If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable for any reason, it shall be rendered void, illegal or unenforceable to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.

18.	COUNTERPARTS

This Agreement may be signed in any number of counterparts and by the parties hereto on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be in wet ink or via secure electronic signatures in accordance with the Electronic Transactions Act 2010.

19.	COSTS

Each of the Parties shall bear its own legal and other professional costs and expenses incurred by it in the negotiation and preparation of this Agreement.

20.	NO PARTNERSHIP

The relationship between the Shareholders shall not constitute a partnership.

No Shareholder has the power or the right to bind, commit or pledge the credit of the other Shareholders or the Company.

21.	INDULGENCE, WAIVER ETC

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

22.	TERMINATION

22.1.	This Agreement may be amended or terminated:

22.1.1.	by written instrument signed by all the Parties hereto;

22.1.2.	via 1 month’s notice by the Company in writing to all other Parties;

22.1.3.	upon the filing of a winding-up application or similar proceedings by or against one of the Shareholders; or

22.1.4.	a material breach by one Party of its obligations under this Agreement which cannot be remedied or is not remedied within sixty (60) days from the date of such breach.

22.2.	In the event a notice of termination is sent by a Shareholder (the “Terminating Shareholder”) in accordance with Clause 22.1.2, the Terminating Shareholder shall be required to offer its shares to the other shareholders of the Company and those other shareholders may purchase such shares from the Terminating Shareholder at fair value. The fair value of such shares to be offered shall be determined by an expert appointed by the Board, if not agreed between the Terminating Shareholder and the shareholder to whom the shares are to be sold, and all fees payable for such a valuation shall be borne by the Terminating Shareholder.

In the event that the other shareholders of the Company do not wish to purchase the shares of the Terminating Shareholder in accordance with Clause 22.2, the Company shall proceed to wind up its affairs, and the shareholders and the Directors shall cooperate with the Company to take all necessary steps and pass all necessary resolutions to wind up the Company. The grounds and mode for the winding up of the Company in accordance with this clause shall be determined by the Board.

23.	GOVERNING LAW

This Agreement shall be governed by Singapore and construed in accordance with the laws of Singapore.

24.	DISPUTE RESOLUTION

24.1.	All disputes, controversies or differences (“Dispute”) arising out of or in connection with this Agreement, including any questions regarding its existence, validity or termination, shall first be referred to mediation in Singapore.

24.2.	In the event that the Dispute cannot be resolved in mediation within the time agreed by the Parties, the Dispute shall be referred to and finally resolved by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The Tribunal shall consist of [1] arbitrator. The language of the arbitration shall be English.

25.	NO THIRD-PARTY RIGHTS

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 2001.

IN WITNESS WHEREOF this Agreement has been executed the day above written.

BIT DIGITAL SINGAPORE PTE LTD

/s/ [ILLEGIBLE]
Name: Yang Hao
Designation: Director

SAVING DIGITAL PTE LTD

/s/ Yucheng Hu
Name: Yucheng Hu
Designation: Yucheng Hu

MARSPROTOCOL TECHNOLOGIES PTE LTD

/s/ Yucheng Hu
Name: Yucheng Hu
Designation: Chief Executive Officer